Exhibit 10.5
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation (the “Company”), and BRUCE W. DUNCAN (“Executive”), and is dated as of August 2, 2007.
     WHEREAS, the Company wishes to employ Executive, and Executive wishes to be employed by the Company on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:
ARTICLE 1:
EMPLOYMENT AND DUTIES
     1.1 Employment; Effective Date. The Company agrees to employ Executive and Executive agrees to be employed by the Company on an interim basis, beginning as of April 1, 2007 (the “Effective Date”) and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement.
     1.2 Position. From and after the Effective Date, the Company shall employ Executive in the position of Chief Executive Officer, or in such other position as the parties mutually may agree. The Executive acknowledges that his prospective employment will be subject to all policies and practices of the Company as may currently exist or as may be curtailed, modified or implemented from time to time. As Chief Executive Officer, Executive shall be the senior-most executive officer of the Company, reporting directly to the Board, with the duties, responsibilities and authority customarily associated with and consistent with such position
     1.3 Duties and Services. Executive agrees to serve in the position referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time.
     1.4 Executive Obligations. Executive shall devote his full business time, attention and best efforts to the performance of his duties under this Agreement and shall not engage in any other business activities except with the prior written approval of the Board; provided, however, that Executive may engage in other activities that do not conflict with or interfere with the performance of his duties and responsibilities hereunder, including, without limitation, (a) investing his assets and funds, so long as the business of any such entity in which he shall make his investments shall not be in direct competition with that of the Company (except that Executive may invest in an entity in competition with the Company if its stock is listed for trading on a national stock exchange or traded in the over-the-counter market and Executive’s holdings have an original cost less than $5,000,000 and represent less than five percent of its outstanding stock) and (b) being involved in educational, civic and charitable activities which do not unreasonably interfere with the services to be rendered by Executive hereunder. It is acknowledged and agreed that Executive may not serve during the Term (as defined in Section

2) as a director of any board of which he is not already a member without the prior written approval of the Board; however, Executive may continue to serve on any board of which he was already a member as of the Effective Date of this Agreement.
     1.5 Chicago Office. In addition to Executive’s office at the Company’s headquarters in White Plains, New York (the “Company’s Headquarters Office”), the Company agrees to maintain an office in the Chicago area (the “Chicago Office”), which office shall be in a location reasonably acceptable to Executive. In addition to Executive, the Chicago Office shall be staffed with an executive secretary to support Executive. Executive agrees and acknowledges that the headquarters of the Company shall remain in White Plains, New York and that no corporate functions, other than those related to Executive as provided herein, will be moved from the White Plains corporate headquarters, except as may otherwise be approved by the Board.
ARTICLE 2:
TERM AND TERMINATION OF EMPLOYMENT
     2.1 Term. Unless sooner terminated, the term of this Agreement shall commence on the Effective Date and shall end on March 31, 2008 (the “Term”). It is understood and agreed that Executive’s appointment is intended to be on an interim basis.
     2.2 Company’s Right to Terminate.
     (a) Notwithstanding the provisions of paragraph 2.1 and 4.1, the Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:
     (i) upon Executive’s death;
     (ii) upon Executive’s becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the essential functions of the duties and services required of him hereunder, with or without reasonable accommodation, on a full-time basis during such period;
     (iii) for Cause;
     (iv) without Cause, which shall include the Company’s appointment of a successor Chief Executive Officer, in the sole discretion of the Board.
     (b) As used in this Agreement, the term “Cause” shall mean any one or more of the following: (i) fraud, misappropriation, embezzlement, or sexual (or other forms of) harassment in connection with Executive’s duties for the Company or any affiliate; (ii) the Executive’s (a) intentional misconduct in connection with the Company’ business, (b) refusal to follow the reasonable directions of the Company or (c) breach of the terms of this Agreement, provided that the Company shall notify the Executive of the acts deemed to constitute such intentional misconduct, refusal or breach in writing; (iii) a conviction or plea of guilty or nolo contendere to a felony (other than one arising from the operation of a motor vehicle that does not involve an accident involving injury to a third party); (iv)

engaging in an act of gross negligence in connection with the Company’s business (which term shall not include good faith business judgments made in the normal course of the Executive’s duties); or (v) the Executive’s failure to observe and comply with the Company’s policies, codes and/or Executive’s covenants contained in this Agreement, including, but not limited to, Executive’s confidentiality and non-solicitation obligations.
     2.3 Executive’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement as follows:
     (a) for “Good Reason”, which shall mean a reduction in the Executive’s Base Salary as provided for under this Agreement, provided that Good Reason shall not include an act which is cured by the Company within 30 days after receipt by the Company of written notice from Executive identifying in reasonable detail the acts or failures allegedly constituting Good Reason hereunder, provided further that if Executive does not deliver to the Company a notice of termination within the sixty (60) day period after Executive has knowledge that an event constituting Good Reason has occurred, such event will no longer constitute Good Reason.
     (b) without Good Reason, in the sole discretion of Executive.
     2.4 Notice of Termination. If the Company or Executive desires to terminate Executive’s employment hereunder at any time prior to expiration of the Term as provided above in this Article 2, it or he shall do so by giving no less than 15 days written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date (which shall not be December 31 of any year) and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. Upon any termination of Executive’s employment hereunder for whatever reason, Executive shall, if and to the extent requested to do so by the Board, forthwith resign any and all positions he may then be holding with the Company or any subsidiary of the Company other than his position on the Board of Directors.
ARTICLE 3:
COMPENSATION AND BENEFITS
     3.1 Base Salary. Commencing on the Effective Date, during the period of this Agreement, Executive shall receive an annual base salary (“Base Salary”) equal to $1,000,000 (partial years pro rated). Executive’s annual Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than semi-monthly. Executive shall not be eligible to receive any compensation for his services as a member of the Company’s Board of Directors during the Term of the Agreement.
     3.2 Annual Incentive Program, Restricted Stock Awards and Stock Option Grants.
     (a) Annual Incentive Plan. During the Term, Executive also shall be eligible to receive cash incentive compensation (“Bonus”) as follows: Executive shall participate in the Starwood Annual Incentive Plan (AIP) or, at the election of the Board’s compensation committee, the Annual Incentive Plan for Certain Executives (AIPCE) maintained by the Company for senior executive officers on and after the Effective Date. In either case, Executive shall participate at a level which is not less than the maximum participation level made available to any Company senior executive (determined without regard to period of service or similar criteria that might otherwise be necessary to entitle Executive to such level of participation); provided, however, that conditioned upon attainment of target performance measure requirements based on one or more performance measures set forth in the AIP, the target Bonus (“Target Bonus”) for each calendar year during the Term for which Executive shall be eligible shall be $2,000,000 (partial years pro rated). In the event that changes are made to any of the incentive plans, the changes will apply to the Executive as they do other employees of the Company. The Executive acknowledges and agrees that the AIP and AIPCE provide that a portion of the Executive’s annual bonus will be deferred and payable in stock or stock units of the Company and that a portion of the Executive’s annual Bonus will be deferred in accordance with the then current practices of the Company and shall vest pursuant to plan provisions applicable to Directors.
The Executive and the Company agree that payment of the Executive’s 2007 bonus will be delivered according to the regular annual incentive plan payout schedule and his bonus will assume he was employed with the Company for the full year. An annual bonus shall not be deemed earned by the Executive until the Company has determined his entitlement to such bonus. The Executive acknowledges and agrees that, subject to Paragraph 4.1 below, under no circumstances would the Company pay a pro-rata bonus upon departure.
     (b) Long Term Incentive Compensation. On May 24, 2007, the Company awarded Executive, pursuant to the terms of the Company’s 2004 Long-Term Incentive Compensation Plan (the “2004 LTIP”), 14,742 shares of restricted stock and 44,225 options to purchase shares of common stock. The terms and conditions governing such awards are set forth in the award agreements delivered to Executive.
     (c) Nothing in the foregoing provisions of this Paragraph 3.2 shall be deemed to prevent the Board in its sole discretion from awarding any additional or other amounts of cash, restricted stock units or options or other equity based awards in respect of any whole or partial year during the Term.
     3.3 Vacation and Sick Leave. During each year of his employment, Executive shall be entitled to vacation and sick leave benefits under the Company’s policies equal to the maximum available to any Company senior executive, determined without regard to the period of service that might otherwise be necessary to entitle Executive to such vacation or sick leave under standard Company policy.
     3.4 Other Benefits.
     (a) Other Company Benefits. The Executive shall be eligible to participate in the Company’s “StarShare” employee benefit programs and the Company 401(k) plan on the first day of the month following 90 days of employment. The Executive and his eligible dependents will be covered by these benefits as per the Executive’s coverage elections. Following the termination of this Agreement by the Company without cause or by the Executive for good reason, Executive shall be permitted to participate in the Company’s retiree welfare benefit plans, as may be provided by the Company to other retired executive employees from time to time pursuant to the terms and conditions of such welfare benefit plans, as though he had satisfied any otherwise applicable eligibility provisions of such plans.
     (b) Driver and Car Service. The Company will provide Executive the use of a driver and car service in New York for business purposes.
     (c) Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its senior executive employees generally, the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business-related purposes, including reasonable dues and fees to industry and professional organizations, costs of entertainment and business development and business-related travel and to other locations on Company business. The Executive shall be entitled to use first-class travel accommodations for such business-related travel.
     (d) Company Aircraft. The Company shall make available to Executive a Company-owned or leased private aircraft for business-related travel, including for travel to and from Executive’s primary residence in Chicago, Illinois. The use by Executive of any Company aircraft shall at all times be subject to Company policies and procedures and to the availability of such aircraft.
     (e) Income Tax. The Company shall reimburse Executive for any additional personal income tax liability, on a grossed-up basis, related to or resulting from payments to Executive during the Term to the extent that in executing his duties under this Agreement, Executive’s tax residency status is deemed changed, in accordance with applicable law, from Illinois to New York (or Connecticut, if applicable).
     (f) Temporary Housing. The Company shall provide temporary housing in or around the New York/Connecticut area during the Term, which may include accommodations at a hotel that is owned, managed or franchised by the Company.
     3.5 Withholding. The Base Salary and all other payments, grants and awards to Executive for his services to the Company shall be subject to all withholding and deductions required by federal, state or other law (including those authorized by Executive but not otherwise required by law), including but not limited to state, federal and local income taxes, unemployment tax, Medicare and FICA, together with such deductions as Executive may from time to time specifically authorize under any employee benefit program which may be adopted by the Company for the benefit of its senior executives or Executive.
ARTICLE 4:
EFFECT OF TERMINATION ON COMPENSATION
     4.1 Severance Package.

     (a) In the event Executive’s employment under this Agreement is terminated either (A) by the Company without Cause under Paragraph 2.2(a)(iv) or (B) by Executive for Good Reason under Paragraph 2.3(a), then, subject to Paragraph 4.2, as and for a severance package the Company shall provide to the Executive (i) Executive’s Base Salary through the date of termination, (ii) provided that Executive has served as Chief Executive Officer of the Company for at least three (3) months prior to his termination, a pro rated portion of Executive’s Target Bonus through the date of termination, payable in accordance with, and subject to, the terms of the applicable bonus plan and (iii) 50% of Executive’s then unvested stock options and restricted stock shall immediately vest as of the date of termination. The remaining 50% of Executive’s then unvested stock options and restricted stock shall vest in accordance with the plan provisions applicable to Directors.
     (b) In the event Executive’s employment under this Agreement is terminated because of the death or permanent disability of the Executive under Paragraph 2.2(a)(i) or 2.2(a)(ii), then, subject to Paragraph 4.2, as and for a severance package the Company shall provide to the Executive (i) Executive’s Base Salary through the date of termination, (ii) Executive’s Base Salary for a period of three (3) months following the date of termination, (iii) a pro rated portion of Executive’s then Target Bonus and (iv) all of Executive’s unvested restricted stock and stock options shall immediately vest as of the date of termination.
     (c) In the event Executive’s employment under this Agreement is terminated by the Company without Cause or by Executive for Good Reason within 12 months after a Change in Control (as defined below), then, subject to Paragraph 4.2, as and for a severance package the Company shall provide to the Executive (i) Executive’s Base Salary through the date of termination, (ii) a lump sum payment equal to one times the sum of Executive’s (a) Base Salary and (b) Target Bonus and (iii) all of Executive’s unvested restricted stock and stock options shall immediately vest as of the date of termination.
     (d) As used in this Agreement, “Change in Control” means:
     (i) Any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”), is or becomes the beneficial owner within the meaning of Rule 13d-3 promulgated under the Act (but without regard to any time period specified in Rule 13d-3(d)(1)(i)), of 33-1/3 percent or more of either (i) then outstanding shares of common stock, par value $.01 per share, of the Company (“Common Stock”), the “Outstanding Shares”) or (ii) the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); excluding, however, (A) any acquisition by the Company or (B) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

     (ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a Director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the Directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a Director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;
     (iii) Consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (1) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Shares and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 66-2/3 percent of, respectively, the outstanding             shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Shares and the Outstanding Company Voting Securities, as the case may be, (2) no Person (other than: the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, the corporation resulting from such Corporate Transaction, and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 33-1/3 percent or more of the Outstanding Shares or the Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, 33-1/3 percent or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
     (iv) Approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

     4.2 Liquidated Damages. The parties agree that the above severance package shall be Executive’s sole and exclusive monetary remedy under this Agreement by reason of termination of Executive’s employment by the Company other than for Cause or by Executive for Good Reason, it being agreed that as his actual damages under this Agreement would be difficult to measure or quantify and would be impracticable to determine, such amount shall constitute liquidated damages under this Agreement for Executive by reason of such termination by Executive or the Company. Any such payments shall not be reduced or limited by amounts Executive might earn or be able to earn from other employment or ventures. Notwithstanding the foregoing, upon any termination of Executive’s employment and the Company’s payment to Executive of the amounts required to be paid under Paragraph 4.1, Executive shall execute a release of claims arising out of Executive’s employment with, and termination of employment from, the Company in the form attached hereto a Exhibit 4.2 (adjusted as necessary to conform to then existing legal requirements); and all payments and benefits provided under the above Paragraph 4.1 shall be subject to Executive’s execution and non-revocation of such a release.
     4.3 Rights on Termination for Cause or Without Good Reason. No severance payments shall be due or owing to Executive in the event that the Company shall fully terminate Executive’s employment for Cause or Executive shall terminate his employment without Good Reason; provided, however, that Executive shall be paid all accrued but unpaid Base Salary through the date of such termination of employment.
     4.4 Certain Additional Payments by the Company. Notwithstanding anything to the contrary in this Agreement, if any payment, distribution or provision of a benefit by the Company to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of Section 4.1(c) of this Agreement (a “Payment”), would be subject to an excise or other special additional tax that would not have been imposed absent such Payment (including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended), or any interest or penalties with respect to such excise or other additional tax (such excise or other additional tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment (taking into account any similar gross-up payments to Executive under any stock incentive or other benefit plan or program of the Company) equal to the Excise Tax imposed upon the Payments. The Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify the Company in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Executive) within ten business days after the receipt of such claim. The Company shall notify Executive in writing at least ten business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action. If Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the Company. If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.
ARTICLE 5:
REPRESENTATIONS AND WARRANTIES;
NON-COMPETE AND NON-SOLICITATION
     5.1 Representations and Warranties.
     (a) Representation and Warranty of Executive. Executive hereby represents and warrants to the Company that he is not aware of any presently existing fact, circumstance or event (including, but without limitation, any health condition or legal constraint) which is not known to the Company which would preclude or restrict him from providing to the Company the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof, or which could otherwise result in the termination of his employment hereunder for Cause (as such term is herein defined).
     (b) Representation and Warranty of the Company. The Company hereby represents and warrants to Executive that (i) it is not aware of any fact, circumstance or event which is not known to Executive which would give rise to any breach of any term or provision of this Agreement, or which would form the basis for any claim or allegation that Executive’s employment hereunder could be terminated for Cause hereunder; and (ii) it has received all authorizations and has taken all actions, necessary or appropriate for the due execution, delivery and performance of this Agreement, and all options and restricted stock units described in Article 3.
     5.2 Non-Compete and Non-Solicitation.
     (a) General. Executive acknowledges that in the course of Executive’s employment with the Company the Executive will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that Executive’s services will be of special, unique and extraordinary value to the Company and its subsidiaries.
     (b) Noncompetition. Executive agrees that during the period of Executive’s employment with the Company and for a period of one year thereafter (the “Noncompetition Period”), the Executive shall not, without the express written consent of the Board of Directors of the Company, directly or indirectly, whether for his own account or for the account of any other person or entity, engage, participate or make any financial investment in, become employed by or render advisory services or otherwise assist in or be interested in any capacity to any business (a “Competing Business”) in which Executive was involved or had knowledge was being conducted or planned by the

Company or any of its subsidiaries, as of the termination of Executive’s employment, in any geographic area in which the Company or any of its subsidiaries is then conducting such business; provided, however, that after termination of employment nothing in this paragraph 5.2(b) shall prevent Executive from being employed as Chief Executive Officer of an enterprise which is engaged in a Competing Business if such enterprise is not one of those set forth in Exhibit 5.2.
     (c) Nonsolicitation. Executive further agrees that during the Noncompetition Period, Executive shall not, without the express written consent of the Board of Directors of the Company, directly or indirectly, whether for his own account or for the account of any other person or entity, other than the Company, hire, employ, retain or solicit the hire, employment or retention of any employee of the Company or its affiliates, or any person who was such an employee at any time during the twelve (12) month period preceding the Executive’s termination of employment with the Company or its affiliates, or otherwise persuade, induce or encourage, or attempt to persuade, induce or encourage any such person or consultant to the Company to terminate his, her or its relationship with the Company.
     (d) Exceptions. Nothing in this Paragraph 5.2 shall prohibit Executive from being (i) a stockholder in a mutual fund or a diversified investment company; (ii) an owner of not more than five percent of the outstanding stock of any class of a corporation whose securities are publicly traded so long as Executive has no active participation in the business of such corporation.; and (iii) an owner of any single asset hotels.
     (e) Reformation. If, at any time of enforcement of this Paragraph 5.2 the Arbitrator (as defined in Paragraph 6.1(a)) holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the Arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize the Arbitrator to increase or broaden any of the restrictions in this Paragraph 5.2.
     5.3 Confidentiality. Executive shall not, at any time during the Term or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is required to be used or disclosed by Executive to perform properly Executive’s duties under this Agreement. Promptly following the end of the Term, Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which Executive may then possess or have under Executive’s control (together with all copies thereof).
     5.4 Intellectual Property. Executive shall not, at any time, have or claim any right, title or interest in any trade name, patent, trademark, copyright, trade secret, intellectual property, methodologies, technologies or other similar rights relating to the Company’s business (collectively, “Intellectual Property”) belonging to the Company or any of its affiliates and shall not have or claim any right, title or interest in or to any material or matter of any kind prepared for or used in connection with the business or promotion of the Company or any of its affiliates, whether produced, prepared or published in whole or in part by Executive or by the Company or any of its affiliates. All Intellectual Property that is conceived, devised, made, developed or perfected by Executive, alone or with others, during Executive’s employment that is related in any way to the Company’s or any of its affiliates’ business or is devised, made, developed or perfected utilizing equipment or facilities of the Company or its affiliates shall be promptly disclosed to the Board, are works for hire and become the sole, absolute and exclusive property of the Company. If and to the extent that any of such Intellectual Property should be determined for any reason not to be a work for hire, Executive hereby assigns to the Company all of Executive’s right, title and interest in and to such Intellectual Property. At the reasonable request and expense of the Company but without charge to the Company, whether during or at any time after Executive’s employment with the Company, Executive shall cooperate fully with the Company and its affiliates in the securing of any trade name, patent, trademark, copyright or intellectual property protection or other similar rights in the United States and in foreign countries, including without limitation, the execution and delivery of assignments, patent applications and other documents or papers.
     5.5 Enforcement. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Paragraphs 5.2, 5.3 or 5.4 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to seek an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). Executive agrees that Executive will submit to the personal jurisdiction of the courts of the State of New York in any action by the Company to enforce an arbitration award against Executive or to obtain interim injunctive or other relief pending an arbitration decision.
ARTICLE 6:
ARBITRATION
     6.1 Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement or Executive’s employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall, except as otherwise provided for herein be finally settled by expedited arbitration conducted by a single arbitrator selected as hereinafter provided (the “Arbitrator”) in accordance with the National Rules of the American Arbitration Association (“National Rules”), subject to the following (the parties hereby agreeing that, notwithstanding the provisions of Rule 1 of the National Rules, in the event that there is a conflict between the provisions of the National Rules and the provisions of this Agreement, the provisions of this Agreement shall control):
     (a) The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the AAA chosen by Executive and the Company each in turn striking a name from the list until one name remains (with the Company being the first to strike a name).
     (b) The expenses of the arbitration shall be borne by the Company; and the Company shall bear its own legal fees and expenses and pay, at least monthly, all of Executive’s legal fees and expenses incurred in connection with such arbitration, except that Executive shall have to reimburse the Company for his legal fees and expenses if the arbitrator finds that Executive brought an action in bad faith.
     (c) The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement; provided that no party shall be entitled to punitive or consequential damages (including, in the case of the Company, any claim for alleged lost profits or other damages that would have been avoided had Executive remained an employee), and each party waives all such rights, if any.
     (d) The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Agreement. The Arbitrator’s decision shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement. The Arbitrator’s award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.
     (e) The Arbitrator shall have the authority to award any remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. The Arbitrator’s written decision shall be rendered within sixty days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performances of this Agreement and, in any subsequent arbitral or judicial proceedings between the parties.
     (f) The arbitration shall take place in New York, New York.

     (g) The arbitration and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be information subject to the confidentiality provisions of this Agreement.
     (h) The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.
     (i) The parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party. No testimony of any witness, or any evidence, shall be introduced by affidavit, except as the parties otherwise agree in writing.
     (j) Notwithstanding the dispute resolution procedures contained in this Paragraph 6.1, either party may apply to any court sitting in the County, City and State of New York (i) to enforce this agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to confirm any arbitration award, or (iv) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Article 6.
ARTICLE 7:
MISCELLANEOUS
     7.1 Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Secretary of the Company at the Company’s principal executive office, and if to Executive, to his address on the books of the Company (or to such other address as the Company or Executive may give to the other in writing for purposes of notice hereunder).
Copies of all notices given to Executive shall be sent to:
Mark S. Weisberg
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601-9703
Direct: 312-558-8070
Fax: 312-558-5700

Copies of all notices given to the Company shall be sent to:
Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, New York 10604
Attention: Chief Administrative Officer and General Counsel
Facsimile: (914) 640-8240
     All notices, requests or other communications required or permitted by this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by mailing via certified mail, postage prepaid, return receipt requested, in the United States mails to the last known address of the party entitled thereto, (c) by reputable overnight courier service, or (d) by facsimile with confirmation or receipt. The notice, request or other communication shall be deemed to be received upon actual receipt by the party entitled thereto; provided, however, that if a notice, request or other communication is received after regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
     7.2 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of New York.
     7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     7.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.
     7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
     7.6 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
     7.7 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
     7.8 Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any person, association or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. The Company shall require any such successor to the Company to expressly assume, in writing, satisfaction in form and substance to Executive all of the Company’s obligations to Executive hereunder and otherwise. Except as provided in the preceding sentences, this Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.
     7.9 Entire Agreement. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.
     7.10 Deemed Resignations. Except as provided in the last sentence of this paragraph with respect to service on the Company’s Board of Directors, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company, and from the board of directors or any similar governing body of any corporation, trust, limited liability company or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative. Executive shall cooperate with the Company and execute all such formal resignations and other documents as the Company may reasonably request in furtherance of the foregoing. Notwithstanding the foregoing, upon any termination of Executive’s employment hereunder (unless termination shall be for Cause), Executive agrees to continue to serve on the Company’s Board of Directors, subject to the Company’s customary procedures and requirements of Board membership, including nomination and election.
     7.11 Indemnification.
     (a) In addition to any additional benefits provided under applicable state law, as a Director and officer of the company, Executive shall be entitled to the benefits of: (1) those provisions of the Articles of Incorporation of the Company, as amended, and of the by-laws of the Company as amended, which provide for indemnification of officers and Directors of the Company (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to Executive as an officer of the Company), (ii) the Indemnification Agreement between the Company and Executive (the ‘Indemnification Agreement”).
     (b) The rights of Executive under such indemnification obligations shall survive the termination of this Agreement and be applicable for so long as Executive may be subject to any claim, demand, liability, cost or expense, which the indemnification obligations referred to in this Paragraph 7.11 are intended to protect and indemnify him against.
     (c) The Company shall, at no cost to Executive, use its reasonable best efforts to at all times include Executive, during the term of Executive’s employment hereunder and for so long thereafter as Executive may be subject to any such claim, as an insured under any directors’ and officers’ liability insurance policy maintained by the Company, which policy shall provide such coverage in such amounts as the Board shall deem appropriate for coverage for all directors and officers of the Company.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and Executive has signed this Agreement as of the day and year first above written.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation

By:	/s/ Kenneth S. Siegel

Name: Kenneth S. Siegel
Its: Chief Administrative Officer and General Counsel

EXECUTIVE

/s/ Bruce W. Duncan

Bruce W. Duncan